                                                                    EXHIBIT 99.1

[LOGO] UNITED
       RENTALS
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
---------------------

UNITED RENTALS PRICES SENIOR NOTES OFFERING
-------------------------------------------

         GREENWICH, CT, December 17, 2002 - United Rentals, Inc. (NYSE:URI) announced today that it priced its offering of $210 million aggregate principal amount of 10-3/4% Senior Notes due 2008. The initial offering price will be 97.045% of the aggregate principal amount, resulting in an effective yield of 11.50%. The Notes will have terms substantially the same as those of the Company's outstanding 10-3/4% Senior Notes due 2008 issued in April 2001. The transaction is expected to settle on December 24, 2002.

         The Company expects to use the net proceeds of the offering to repay approximately $99 million of outstanding term loans and $99 million of outstanding borrowings under its revolving credit facility. In connection with the offering, the Company expects to enter into an amendment to its senior credit facility that, among other things, would give the Company greater flexibility with respect to certain financial ratios through the end of 2004 and reduce the maximum borrowings available under the Company's revolving credit facility from $750 million to $650 million. Completion of the offering is conditioned on this amendment being obtained.

         The Notes are offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Notes have not been registered under the Securities Act of 1933 and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.

         United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 750 locations in 47 states, seven Canadian provinces and Mexico. The Company serves approximately 1.6 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The Company offers for rent over 600 different types of equipment with a total original cost of approximately $3.7 billion.

         Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "contemplates," "expects," "will," or "anticipate" or the negative thereof or comparable terminology, or by discussions of strategy. The offering has not been completed and its completion is subject to a variety of uncertainties, including the obtaining of the contemplated bank amendment, general market conditions and changes in the Company's business and operations. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except to the extent required by law.

Contact:
Fred Bratman
Vice President, Corporate Communications
United Rentals, Inc.
(203) 618-7323
fbratman@ur.com
---------------


































                                       5